Exhibit 10.37

3000 John Deere Road, Toano, VA 23168
Phone: (757) 259-4280.• Fax (757) 259-7293
www.lumberliquidators.com

May 17, 2018

VIA EMAIL ( )

Charles Tyson

Re: Revised Offer Letter

Dear Charles:

This letter confirms our offer of employment to you with Lumber Liquidators Holdings, Inc. or one of its subsidiaries (individually and collectively, as applicable, “Lumber Liquidators” or the “Company”) and replaces all previous offer letters sent to you.  The details of our offer are as follows:

•    Title:  Chief Customer Experience Officer (CCEO)

•    Location:  Toano/Richmond, Virginia

•    Reports to: Dennis Knowles, President and CEO

•    Start Date:  June 4, 2018  (or as modified based upon mutual agreement between you and Dennis Knowles).

•    Annual Base Salary:  $500,000. Lumber Liquidators currently processes payroll on a weekly basis.  This is subject to change.  We strongly encourage employees to receive their pay via direct deposit.

•    Incentive Plan:  You will be eligible to participate in the Annual Bonus Plan for Executive Management (the “Bonus Plan”).  Your 100% target payout under the Bonus Plan will be equal to 70% of your annual base salary, with the opportunity to earn a maximum of 200% of your target payout based on Lumber Liquidators’ performance against certain financial objectives.  For 2018, any earned bonus payout will be pro-rated for your date of hire in 2018.  Notwithstanding the foregoing, the awarding (or decision not to award) a payment under the Bonus Plan and the amount thereof, is a decision left to the sole discretion of Lumber Liquidators.  Further, the Bonus Plan is subject to amendment, modification and/or termination by Lumber Liquidators in its sole and absolute discretion.  To the extent there is any conflict between this Offer Letter and the language of the Bonus Plan, the Bonus Plan shall control.

•    Equity:  Lumber Liquidators has recommended to the Compensation Committee of its Board of Directors that you receive a one-time, new-hire award of equity with a total cumulative value of $1,000,000.  The Company has recommended that 100% of such award be in the form of options.  The valuation of the options will be made using the Black-Scholes-Merton method as of the date of award.   If approved by the Compensation Committee, any award will be granted under, subject to and governed by the Lumber Liquidators Holdings, Inc. Amended and Restated 2011 Equity Compensation Plan, and shall be evidenced by a grant agreement.  The agreement will specify, among other things, the vesting schedule, consequences of termination of employment and other applicable terms and conditions.  The anticipated vesting schedule of the options are as follows:  beginning on the first anniversary of the grant date and for a total of three  (3) years, 33.33% of the grant will vest on anniversary date. While it is expected that the Compensation Committee will next approve an award of equity by the Company approximately three (3) business days after the Company publicly announces its financial results for Q2-2018, the timing and amount of any such award to you is subject to the absolute discretion of the Compensation Committee.  You may be eligible for future annual equity awards based on an assessment of your job performance and recommendation made by the CEO.  The amount of any such future award will not be reflective of this new hire grant and will be scaled, and comparable in amount and type to annual awards given to similarly situated executives and within the Company’s approved award parameters.  All awards require approval of the Compensation Committee.  As an employee, you will be subject to the expectations and restrictions of Lumber Liquidators’ Insider Trading Policy, a copy of which is provided at the time of hire and is available upon request to Human Resources.

•    Area(s) of Responsibility:  The duties, responsibilities and essential functions of the Chief Customer Experience Officer are outlined in the current Job Description/Position Summary Document (March 2018) and are subject to change at the discretion of the Company.  As presented, this role has direct control and oversight of: (1) Digital, (2) Omni-Channel, (3) Creative, (4) Web Design, (5) Strategy & Business Development, (6) Customer Care/Contact Center, (7) Pricing, (8) Merchandising, (9) Marketing, (10) Sourcing and (11) the China RO.  As part of this offer, the Company has agreed to evaluate the duties of this position within twelve months of hire with the intent of adding Store Operations as an additional area of responsibility.

•    Director and Officer Stock Ownership Guidelines: In order to align the financial interests of executives with those of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance, you will be subject to the following stock ownership requirement:

Position	Value of Shares
Chief Customer Experience Officer (CCEO)	3 times base salary

The participants in the Ownership Guidelines are expected to meet the applicable guideline no more than five (5) years after first becoming subject to them and are expected to continuously own sufficient shares to meet the applicable guideline once attained.  Stock that may be considered in determining compliance with the Ownership Guidelines includes:

Shares owned directly by the participant or indirectly by the participant through (i) his or her immediate family members (as defined in the Ownership Guidelines) residing in the same household or (ii) trusts for the benefit of the participant or his or her immediate family members;

i.    Vested shares of restricted stock held by the participant;

ii.   Shares underlying vested stock options held by the participant that are “in the money”; and

iii.  Shares held pursuant to the Lumber Liquidators Holdings, Inc. Outside Director Deferral Plan (the “Deferral Plan”) (i.e., deferred stock units).

The Compensation Committee shall be responsible for monitoring the application of the Ownership Guidelines and has sole discretion to alter or change these requirements at any time.

•    Relocation Expense Reimbursement:  This position is based in the corporate offices in Toano and Richmond, VA.  Financial support will be provided to cover reasonable relocation expenses from your home in                          to the Toano/Richmond, VA area.  You will be provided with up to $200,000 (relocation expenses that are not tax deductible will be grossed up at 35%) in relocation expense reimbursement in accordance with the company’s relocation policy provided you sign and return to us a Relocation Expense Agreement.  In the event you voluntarily resign your employment from Lumber Liquidators for any reason prior to completing two (2) full years of employment, you shall be obligated to repay this relocation payment and any related gross up (together, the “relocation payment”) to Lumber Liquidators as follows: (i) before one (1) year, full repayment of the relocation payment, or (ii) after one (1) year but before two (2) years, 50% repayment of the relocation payment; that such repayment shall be due within thirty (30) days of the termination of your employment; and that you acknowledge that Lumber Liquidators has the right to reduce any final compensation payment to you by the amount owed to Lumber Liquidators under this section.  Your final relocation date will be determined as mutually agreed upon between Dennis Knowles and you.

•    Severance Benefit:  In consideration of the Employee’s continued employment with the Company and its subsidiaries, the Company desires to provide the Employee with certain compensation and benefits set forth in the Severance Agreement in order to ameliorate the financial and career impact on the Employee if the Employee’s employment with the Company and its subsidiaries is terminated under certain circumstances.

•    Performance Review and Merit Increase:  Your performance will be reviewed periodically with you by your supervisor, but no less than annually.  Merit increases are discretionary based on performance and business considerations.

•    Benefits Eligibility:  You will be eligible to participate in benefit plans offered through Lumber Liquidators per the terms and conditions of those plans.  During your orientation, you will be given more information regarding these plans and a copy of our 2018/2019 benefits summary if you did not previously receive one.  Following your first day of employment, you will also be able to access the full 2018/2019 Benefits Guide on our Company intranet.

•    Paid Time Off (PTO):  Per the terms and conditions of the Lumber Liquidators Paid Time Off (“PTO”) Policy, you will be eligible to accrue up to a maximum of 200 hours of PTO annually and thereafter until your service milestones result in a higher annual accrual amount.  Your 2018 accrual will be pro-rated based on your actual date of hire.

•    Holidays:  Lumber Liquidators observes six scheduled holidays each year.  Those holidays currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

This offer of employment is contingent on (1) satisfactory completion of all pre-hire assessments and evaluations, (2)  satisfactory results of a drug screening test, (3)  executive background verification, (4)  your executing the Confidentiality, Non-Solicitation and Non-Competition Agreement, and (5)  your ability to show that you are eligible to work in the United States.

On your first day of employment, you will be required to provide your social security card for payroll purposes, and proof of identity and employment eligibility in order to complete an Employment Eligibility Verification (I-9) form.  A list of acceptable documents is enclosed.  Please note that, if you do not have one document from List A, you must bring one document from List B and one document from List C.

Please ensure that you bring the proper documentation with you on your first day of employment.  Your subsequent failure to provide the necessary documentation as required by federal law may result in the termination of your employment.  Please note that your name for payroll purposes must match exactly with your social security records. To expedite the orientation process, please complete the attached forms and bring these with you your first day.

Please acknowledge your acceptance of this offer by signing and returning a copy of this letter and any Incorporated Documents, all in their entirety, no later than Monday, May 21, 2018 to me via email to                        .   By signing this offer, you are, among other things, representing to Lumber Liquidators that there are no legal or equitable agreements or restrictions that would prevent, limit, impair or otherwise compromise your ability to comply with the terms of this offer and perform on behalf of Lumber Liquidators.

Please note that your employment with Lumber Liquidators is at-will and neither this document nor any other oral or written representations may be considered a contract of employment for any specific length of time.  You retain the option, as does Lumber Liquidators, of ending your employment with Lumber Liquidators at any time, with or without notice and with or without cause.

If you have questions regarding any of the above, please feel free to contact me by telephone at                              (office) or                              (mobile), or by email.

We look forward to you joining the Lumber Liquidators team and working with you to further our success.

Sincerely,

/s/ Jay Keith

Jay L Keith

Vice President, Human Resources

ACKNOWLEDGEMENT and AGREEMENT:  As indicated by my signature below on this letter, I acknowledge its receipt and my understanding and acceptance of its contents.  I agree that should I terminate employment with Lumber Liquidators or if my employment is terminated for cause, any monies owed for reimbursement of expenses or other sums under this offer letter will be deducted from my final paychecks.

Signature:	/s/ Charles Tyson	Date:	5/18/2018
Charles Tyson

cc: Dennis Knowles, President and CEO

Attachments: Confidentiality, Non-Solicitation and Non-Competition Agreement, Severance Agreement